EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-193480) of Strategic Storage Growth Trust, Inc. of our report dated March 27, 2015 with respect to the consolidated balance sheets of Strategic Storage Growth Trust, Inc. and Subsidiaries as of December 31, 2014 and 2013 and the consolidated statements of operations, equity and cash flows for the year ended December 31, 2014 and the period from March 12, 2013 (date of inception) through December 31, 2013 included in the 2014 Annual Report on Form 10-K of Strategic Storage Growth Trust, Inc and our report dated April 9, 2015 with respect to the combined statement of revenue and certain operating expenses of the Six Property Portfolio for the year ended December 31, 2014 included in the Current Report on Form 8-K/A of Strategic Storage Growth Trust, Inc. filed on April 14, 2015. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Los Angeles, California

April 14, 2015